Exhibit 99.1

Rogers Corporation Reports 2009 Fourth Quarter and Full Year Results

ROGERS, Conn.--(BUSINESS WIRE)--February 18, 2010--Rogers Corporation (NYSE:ROG) announced today that fourth quarter 2009 revenues were $78.0 million with net earnings of $0.45 per diluted share, which includes one-time net favorable adjustments of $0.05 per diluted share. Excluding these one-time adjustments, non-GAAP earnings per diluted share for the fourth quarter of 2009 were $0.40. Fourth quarter 2008 revenues were $78.6 million with net earnings from continuing operations of $0.01 per diluted share which includes one-time net charges of $0.20 per diluted share. Excluding one-time adjustments, non-GAAP earnings per diluted share from continuing operations for the fourth quarter of 2008 were $0.21.

Net sales for the full year of 2009 were $291.8 million, a decrease of 20.1% from the $365.4 million in 2008. Full year 2009 resulted in a net loss of $4.01 per share compared to net income from continuing operations of $1.36 per diluted share for 2008. 2009 results included approximately $67.2 million, or $4.29 per share, of one-time adjustments related primarily to asset impairments, a valuation allowance on the Company’s US deferred tax assets, and other tax adjustments. Excluding one-time adjustments, non-GAAP diluted earnings per share from continuing operations for 2009 would have been $0.28 per diluted share versus $1.79 for 2008.

A reconciliation of GAAP to non-GAAP operating results for the fourth quarter and full year 2009 and 2008 is included at the end of this release.

Printed Circuit Materials

Sales of Printed Circuit Materials for the fourth quarter of 2009 totaled $29.8 million, up 3.1% from the $28.9 million reported in the fourth quarter of 2008. During the fourth quarter of 2009 there was continued strong demand for high frequency circuit materials in the satellite TV market for low noise block-down converters (LNB’s) in China. Sales into the wireless infrastructure market were down in the fourth quarter of 2009 as 3G system procurement in China was delayed until 2010 while high frequency circuit material sales into the defense and high reliability markets were up modestly in the fourth quarter of 2009.

High Performance Foams

High Performance Foam sales were $28.4 million for the fourth quarter of 2009, approximately 7.2% higher than the $26.5 million reported in the fourth quarter of 2008. The year-over-year quarterly increase is attributed to incremental revenues from the Company’s acquisition of certain assets of MTI Global Inc., and an increase in demand in the portable communications market. Also, customer inventory liquidation issues in the portable communications market negatively impacted sales volumes in the fourth quarter of 2008, but did not reoccur in the fourth quarter of 2009.

Custom Electrical Components

Custom Electrical Component sales for the fourth quarter of 2009 were $13.4 million, compared to sales of $16.7 million reported in the fourth quarter of 2008. This year-over-year quarterly decrease in sales is directly related to the previously announced decline in the demand for electroluminescent (EL) lamps for keypad backlighting in the portable communications market. Sales of Power Distribution System products into the mass transit market were stable in the fourth quarter of 2009. These products continue to make good progress in penetrating the sustainable energy market for wind turbine applications, especially in Asia, even though some large scale projects have been delayed.

Joint Ventures

Rogers’ 50% owned joint ventures had quarterly sales totaling $30.5 million, an increase of 16.4% compared to the $26.2 million sold in the fourth quarter of 2008. Revenues in the fourth quarter of 2009 versus the prior quarter increased on strength in sales at the Company’s high performance foams joint ventures. Total 2009 joint venture sales were $95.3 million compared to $114.4 million in 2008.

Operational Highlights

Rogers’ gross margin was 27.2% for the full year and 30.4% for the fourth quarter 2009, which compares to 31.2% for the full year and 27.4% for the fourth quarter 2008. Inventories at year end totaled $33.8 million versus $41.6 million at the end of 2008, as the Company intensified its focus on working capital management during the economic downturn.

Rogers ended the year with a very strong balance sheet with a combined cash and short-term investment balance of $58.1 million. The Company had redeemed $6.6 million at par value of auction rate securities during 2009 and has $43.4 million of par value of such securities remaining. Capital expenditures were approximately $12.1 million for the full year 2009, down from the approximately $21 million in 2008. Rogers has a capital expenditure budget of $17 million for 2010.

The Company's 2009 effective tax rate was a negative 212.0%, which was primarily driven by the need to establish a valuation allowance on the Company’s US deferred tax assets in the second quarter of 2009. The Company believes the tax rate for 2010 will be approximately 22%.

Robert D. Wachob, Rogers’ President and CEO commented: “The significant cost reductions we implemented in the first half of 2009 resulted in sequentially improving profits as sales increased from a dismal first half. Our gross margin remained constant sequentially, even with lower sales and lower inventories as compared to the third quarter. When sales begin to increase we expect to see further improvement in our gross margin. Looking ahead, Rogers is focused on addressing three megatrends: the continued growth of the internet, the expansion of mass transit systems, and investment in sustainable energy. We currently have over 200 active projects with prospective customers within these three megatrends. In 2010, we expect that more than 35% of our sales will be in these three growth areas. We already have or plan to introduce in 2010 the products needed to address the immediate needs of the three megatrends. Therefore, we feel we are well positioned to grow as our customers introduce new products, such as LTE (4G) base stations and hybrid electric and electric vehicles, to the market beginning in 2010 and increasing over the next several years. The people at Rogers have worked very hard and have collaborated well to put us in an excellent position to grow and prosper in the future. The first quarter of 2010 has so far been stronger than expected as LNB sales in China continue at the fourth quarter rate. China Mobil has awarded the next round of TD-SCDMA contracts and our customers are buying high frequency circuit board laminate at a very rapid rate. With this in mind, I expect sales of $75 to $80 million and earnings of $0.23 to $0.30 per diluted share for the first quarter of 2010.”

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: communications infrastructure, consumer products, portable communications, mass transit, defense, automotive, and sustainable energy. Most of the Company’s products are covered by trade secrets or patents. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, and Illinois), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the US with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release other than historical facts, including without limitation statements regarding the Company’s business strategy, future results of operations and financial position, and plans and objectives of management, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and other risk factors described in the Company’s Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission (SEC) and other Company filings made with the SEC. All information in this press release is as of February 18, 2010 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and February 19, 2010 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: www.rogerscorp.com

A conference call to discuss 2009 fourth quarter and full year results will be held on Friday, February 19, 2010 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO
Dennis M. Loughran, Vice President, Finance and CFO
Debra J. Granger, Vice President, Corporate Compliance and Controls
Robert M. Soffer, Vice President and Secretary
Ronald J. Pelletier, Corporate Controller
William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Friday, February 26, 2010. The passcode for the audio replay is 56330339.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	$77,959	$78,574	$291,821	$365,362
Cost of sales	54,253	57,006	212,546	251,399
Gross margin	23,706	21,568	79,275	113,963

Selling and administrative expenses	16,607	26,309	68,549	82,215
Research and development expenses	3,869	4,965	17,395	21,885
Restructuring and impairment charges	4,792	-	22,903	-
Operating income (expense) net	(1,562)	(9,706)	(29,572)	9,863

Equity income in unconsolidated joint ventures	1,968	1,090	5,462	6,236
Other income less other charges	1,149	3,805	1,040	6,060
Net investment gain (loss)	89	-	(364)	-
Interest income, net	9	935	377	2,947
Gain on Acquisition	-	-	2,908	-
Income (loss) from continuing operations before income taxes	1,653	(3,876)	(20,149)	25,106

Income tax expense (benefit)	(5,397)	(4,083)	42,721	3,489
Income (loss) from continuing operations	7,050	207	(62,870)	21,617
Income from discontinued operations, net	-	3,647	-	4,898
Net income (loss)	$7,050	$3,854	$(62,870)	$26,515

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.45	$0.01	$(4.01)	$1.38
Income from discontinued operations, net	-	0.23	-	0.31
Net income (loss)	$0.45	$0.24	$(4.01)	$1.69

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.45	$0.01	$(4.01)	$1.36
Income from discontinued operations, net	-	0.23	-	0.31
Net income (loss)	$0.45	$0.24	$(4.01)	$1.67

Shares used in computing:
Basic	15,741,624	15,615,439	15,691,579	15,714,884
Diluted	15,786,741	15,739,928	15,691,579	15,924,172

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$57,738	$70,170
Short–term investments	399	455
Accounts receivable, net	46,179	44,492
Accounts receivable from joint ventures	2,654	3,185
Accounts receivable, other	909	2,765
Taxes Receivable	2,677	-
Inventories	33,826	41,617
Prepaid income taxes	1,949	1,579
Deferred income taxes	484	9,803
Asbestos-related insurance receivables	6,944	4,632
Assets held for sale	5,841	-
Other current assets	4,615	5,595
Total current assets	164,215	184,293

Property, plant and equipment, net	123,140	145,222
Investments in unconsolidated joint ventures	33,968	31,051
Deferred income taxes	8,227	45,945
Goodwill and other intangibles	10,340	9,634
Asbestos-related insurance receivables	20,466	19,416
Long-term marketable securities	37,908	42,945
Investments, Other	5,000	-
Other long-term assets	4,214	4,933
Total assets	$407,478	$483,439

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,308	$11,619
Accrued employee benefits and compensation	16,081	25,780
Accrued income taxes payable	1,349	1,318
Asbestos-related liabilities	6,944	4,632
Other current liabilities	9,163	16,487
Total current liabilities	42,845	59,836

Pension liability	28,641	43,683
Retiree health care and life insurance benefits	8,053	7,793
Asbestos-related liabilities	20,587	19,644
Non-current income tax	8,299	7,493
Deferred Income Taxes	5,406	8,006
Other long-term liabilities	697	840
Shareholders’ equity	292,950	336,144
Total liabilities and shareholders’ equity	$407,478	$483,439

Notes to Reconciliation of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain one-time expenses that may not be indicative of the core business operating results. Rogers believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and liquidity and when planning, forecasting and analyzing future periods.

Reconciliation of GAAP to Non-GAAP Earnings Per Share for the Fourth Quarter and Full Year 2009 and 2008

	2009	2008
Q4 GAAP earnings per share (continuing operations)	$0.45	$0.01
Less: Impairment of certain long-lived assets	0.25	-
MTI Global integration costs	0.08	-
Benefit of net operating loss carry back extension and release of related valuation allowance due to legislation enacted in Q4 2009	(0.32)	-
Other tax adjustments	(0.06)	-
Litigation settlement expense	-	0.43
Impact of full year effective tax rate true-up impacting Q4 2008	-	(0.23)
Q4 Non-GAAP earnings per diluted share	$0.40	$0.21

Full Year GAAP earnings (loss) per share (continuing operations)	$(4.01)	$1.36
Less: Valuation allowance on US deferred tax asset	3.38	-
Impairment of certain long-lived assets	1.12	-
Severance charges	0.25	-
MTI Global integration costs	0.13	-
Product liability claim	0.12	-
Inventory restructuring reserves and auction rate security valuation impairments	0.07	-
Benefit of net operating loss carry back extension and release of related valuation allowance due to legislation enacted in Q4 2009	(0.33)	-
Tax benefit on foreign impairment charges	(0.21)	-
Gain on acquisition of MTI Global assets	(0.18)	-
Other tax adjustments	(0.06)	-
Litigation expense	-	0.43
Full Year Non-GAAP earnings per share	$0.28	$1.79

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President, Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorporation.com